Value Consulting to Retire 50 Million Shares

August 7, 2006 - Howell, MI - Value Consulting (OTCBB: VCSL) is please to announce plans to retire 55,000,000 shares held by management, bringing the shares outstanding to just over 41,000,000, representing a 57% decrease in the total shares outstanding. Brian Ramsey, CEO, has decided to cancel 55,000,000 shares of his Value Consulting common stock. Mr. Ramsey will not receive any consideration for the cancellation of his shares.

The Company currently has 96,310,000 shares outstanding. With the retirement of the 55,000,000 shares announced today the total outstanding shares will be 41,310,000. Brian Ramsey, CEO, stated "I decided to retire these shares to allow the Company to be in an advantageous position in the implementation of our strategic plans. Our goal is to add value to our enterprise and increase earning per share. By giving these shares back to the Company, we can accelerate earnings growth and create significant shareholder value.”

Don Quarterman, Director, stated “This is another step in a process designed to increase shareholder value. We believe that the retirement of these shares will add incredible value for our shareholders. Reducing the number of outstanding shares, coupled with the recent announcement regarding our business development, will allow the Company to increase its earnings per share. I believe that we are well positioned to increase earnings per share at an accelerated rate in the future. Moreover, this demonstrates management’s commitment to both Value Consulting and its shareholders."

ABOUT VALUE CONSULTING

Value Consulting offers a variety of strategic business consulting services to public and private companies. In addition, the Company also plans to develop and grow subsidiaries with intentions of later spinning them off into their own fully reporting publicly traded vehicles. Our main service is to provide financial and business consulting services to our clients. The services we offer include due diligence, mergers and acquisition consulting, strategic business planning, and Public Relations. The Company plans to provide strategic consulting services and business plan development for start-up companies and the Company has the expertise to work with clients through the entire public offering process. For additional information on Value Consulting visit our website www.valueconsultingcorp.com.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Don Quarterman
770-900-4856
ir@valueconsultingcorp.com